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                                                                 Exhibit 10.13


         MENTAL AND BEHAVIORAL HEALTH SERVICES AGREEMENT (REFORM PROGRAM)
              BETWEEN AMERICAN PSYCH SYSTEMS OF PUERTO RICO, INC.
                  AND HUMANA HEALTH PLANS OF PUERTO RICO, INC.


This Mental and Behavioral Health Services Agreement (Reform Program) (the "Agreement") is made as of May 1, 1999, by and between American Psych Systems of Puerto Rico, Inc. ("APS PR") and Humana Health Plans of Puerto Rico, Inc. ("Humana PR").

                         A C K N O W L E D G E M E N T S


A. Humana PR has entered into a Health Insurance Contract with ASES to provide medical and health care services through a network of providers.

B. Humana PR operates a health maintenance organization licensed by the Puerto Rico Commissioner of Insurance.

C. APS PR is a health care organization that provides mental and behavioral health services directly and through a supplementary network of physicians and/or other providers of mental and behavioral health services.

D. APS PR desires to provide and/or arrange for the provision of, and Humana PR desires that APS PR provide and/or arrange for the provision of, mental health and substance abuse services on behalf of Humana PR to Humana PR's Reform Program Beneficiaries in Health Region (as such terms are defined herein).

E. Humana PR and APS PR desire to set out in more detail their respective rights and responsibilities with respect to Humana PR's Reform Program Beneficiaries in the Health Region.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Humana PR and APS PR hereby agree as follows:

1.    DEFINITIONS

      The following definitions shall apply to the terms used in this Agreement.

      "AGREEMENT" means this Mental and Behavioral Health Services Agreement between APS PR and Humana PR, including all Attachment s, annexes and addenda.

      "APS PR PHYSICIAN" means a Physician employed or contracted by APS PR to provide Mental and Behavioral Health Services to the Beneficiaries.

      "APS PR PROVIDER SERVICES AGREEMENT" means a contract between APS PR and an APS PR Provider pursuant to which the APS PR Provider agrees to provide Mental and Behavioral Health Services to the Beneficiaries.
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      "APS PR PROVIDER" means an APS PR Physician or other health care entity authorized under the law of the Commonwealth of Puerto Rico to provide health care services and contracted by APS PR to provide Mental and Behavioral Health Services to the Beneficiaries.

      "ASES" means the Puerto Rico Health Insurance Administration, known in Spanish as ADMINISTRACION DE SEGUROS DE SALUD DE PUERTO RICO, a public instrumentality of the Commonwealth of Puerto Rico (referred to in this Agreement as "ASES" per its initials in Spanish).

      "BENEFICIARY" OR "MEMBER" means a resident of the Health Region who (i) is eligible to receive Covered Services pursuant to the Health Insurance Contract; (ii) has been reported as an eligible Beneficiary to Humana PR; and (iii) has been properly enrolled in the Health Plan by Humana PR pursuant to the Health Insurance Contract.

      "COPAYMENT" means a monetary sum that a Beneficiary is required to pay APS PR or an APS PR Provider upon the Beneficiary's receipt of a Covered Service, but solely as permitted by the Health Insurance Contract. Copayments include those amounts referred to in the Health Insurance Contract as "Deductibles" and are set forth in Attachment A hereto.

      "COVERED SERVICES" means those medical, health, dental, hospital and other professional services, supplies and benefits to which Beneficiaries are entitled under the terms of the Health Insurance Contract, as determined by Humana PR and which are required to identify, treat or avoid illness or injury to a Beneficiary and which are (i) appropriate and necessary for the symptoms, diagnosis, or treatment of the Beneficiary's medical condition or injury; (ii) consistent with established medical standards within the medical community; (iii) not optional or cosmetic, or primarily for the convenience of the Beneficiary, the Beneficiary's family or the Beneficiary's attending or consulting physician or another health care provider, as determined by Humana PR's utilization review process, policies and procedures; (iv) covered under the Health Insurance Contract;
      (v) the most appropriate supply or level of service which can be safely provided to a Member in the least costly setting or as otherwise provided in the Health Insurance Contract; and (vi) duly authorized in accordance with the policies and procedures of Humana PR.

      "COVERING PHYSICIAN" means a Physician or other licensed health care provider, as applicable, who has been employed by or who has entered into an agreement with APS PR or an APS PR Provider to provide Mental and Behavioral Health Services to Designated Beneficiaries when APS PR Provider is not available. Any Covering Physician shall have agreed, as a condition of providing services to Beneficiaries, to be governed and abide by the applicable terms and conditions of this Agreement.

      "EMERGENCY MEDICAL CONDITION" means a condition presenting symptoms of sufficient severity that a person with average knowledge of health and medicine would reasonably expect the absence of immediate medical attention to result in (i) placing their health or the health of an unborn child in immediate jeopardy, serious impairment of bodily functions, (ii) serious dysfunction of any bodily organ or part; or (iii) serious danger to the person, others or the community.

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      "ENCOUNTER DATA" means documentation which records a contact between a patient and health professional during which a health service is provided. Such documentation should record selected identifying, diagnostic and related information describing the encounter.

      "HCFA" means the United States Health Care Financing Administration.

      "HEALTH INSURANCE CONTRACT" means, collectively, (i) the Health Insurance Contract for the Central Health Region between Humana PR and ASES; and
      (ii) the Health Insurance Contract for the Southeast Health Area between Humana PR and ASES, as such agreements are amended and extended from time to time, which respectively govern the relationship between Humana PR and the Beneficiaries who are residents of the Central Health Region and the Southeast Health Area.

      "HEALTH PLAN" or "PLAN" means the health maintenance plan offered by Humana PR to the Beneficiaries pursuant to the Health Insurance Contract.

      "HEALTH REGION" means, collectively, the Central Health Region and the Southeast Health Area, as defined by ASES in the Health Insurance Contract.

      "INCIDENT" means any occurrence that is not routine in a health care facility. These situations may include, but are not limited to, the following: (i) any unusual occurrence; (ii) an occurrence that could have or did result in an injury or adverse medical consequence to a Beneficiary; (iii) a condition, situation, procedure, etc., which could or did result in an injury or adverse medical consequence to a Beneficiary, including any happening of an untoward (unusual) nature to a Beneficiary. Incidents shall not be limited to quality of care issues.

      "LAW 72" means Puerto Rico Law 72 of September 7, 1993.

      "MEDICAL DIRECTOR" means a Physician or his/her designee who has been designated by Humana PR to monitor and implement the provision of Covered Services to Beneficiaries.

      "MENTAL AND BEHAVIORAL HEALTH SERVICES" means those Covered Services that APS PR agrees to provide to the Beneficiaries for the term of this Agreement, as set forth in Attachment B hereto.

       "MONTHLY PAYMENT" shall mean APS PR's Monthly Payment as described in Attachment A hereto.

       "MONTHLY PREMIUM" shall mean the aggregate payment Humana PR receives from ASES in a particular month for individual and family coverage for the Beneficiaries in the Health Region.

      "PARTICIPATING PROVIDER" means a Physician or other provider that has entered into an agreement with APS PR or Humana PR to provide Covered Services to Beneficiaries pursuant to the Health Insurance Contract. Participating Providers include, but are not limited to, Physicians, dentists, hospitals, optometrists, podiatrists, dentists, health related professionals, pharmacies, clinical laboratories, radiologic facilities, and other ancillary providers required to provide health services under the basic, special and


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      dental coverage required in the Health Insurance Contract. All APS PR
      Providers are Participating Providers.

      "PAYMENT OBLIGATION" means an obligation by APS PR to pay money to Humana PR pursuant to Section 4.7.2 of this Agreement.

      "PERFORMANCE STANDARDS" means the objective, quantifiable performance standards to be met by APS PR in the performance of its obligations under this Agreement, as described in Section 5 of Attachment A hereto.

      "PHARMACY/LAB FUND" means the portion of the Monthly Payment withheld by Humana PR and used to pay all claims related to the pharmacy and laboratory goods and services listed in Section 1.3 of Attachment B, as described in Section 2 of Attachment A.

      "PHYSICIAN" means a duly licensed doctor of medicine having an unrestricted license to practice medicine in the jurisdiction in which such individual's services are to be provided, including, if applicable, an unrestricted license to prescribe controlled medications and substances and order medical supplies and appliances.

      "PRIMARY CARE PHYSICIAN," or "PCP," means a Physician who has been employed by or who has contracted with Humana PR or who is employed by or who has contracted with a health care organization under contract with Humana PR, to provide Primary Care Services to Beneficiaries who have selected such PCP as their PCP.

      "SPECIALIST PHYSICIAN" means a Physician who has been employed by or who has contracted with APS PR (either directly or through an entity owned by such Physician or by which the Physician is employed or engaged), or with Humana PR on behalf of APS PR, to provide service other than Primary Care Services to Beneficiaries upon authorized referral from a PCP. Specialist Physicians include, but are not limited to, Cardiologists, Surgeons, Psychiatrists, Ophthalmologists and Radiologists.

2.    SERVICES TO BE PROVIDED BY APS PR

2.1.  PROVISION OF MENTAL AND BEHAVIORAL HEALTH SERVICES

   APS PR agrees to provide and/or arrange for the provision of all of Mental and Behavioral Health Services to the Beneficiaries for the term of this Agreement, consistent with the terms of the Health Insurance Contract and Humana PR's policies and procedures and further subject to the limitations and exclusions set forth on Attachment B to this Agreement. Humana PR agrees to use its best efforts to provide APS PR at least thirty (30) days prior notice of any amendments or modifications to the Health Insurance Contract, and to engage in good faith discussions with APS PR regarding any objections which APS PR may have to such amendments or modifications.

   APS PR further agrees as follows:

2.1.1.      ACCESS TO BENEFITS; AVAILABILITY OF SERVICES

      At all times during the term of this Agreement, APS PR shall employ or contract with adequate number of health care professionals, hospitals and ambulatory care


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      providers and maintain agreements with an adequate number of geographically dispersed APS PR Providers as reasonably determined by Humana PR and ASES to be sufficient to provide all Mental and Behavioral Health Services to the Beneficiaries in a timely and effective manner, including, without limitation, Emergency Mental and Behavioral Health Services on a 24-hour-per-day, 7-day-per-week basis. In addition, APS PR will establish multidisciplinary staff model clinics ("MDSC") as specified in the Performance Standards as specified in Exhibit 2 to Attachment A hereto and contract with hospital and ambulatory facilities as needed to guarantee access to hospitalization, partial hospitalization and ambulatory care for all Beneficiaries.. The quantity, locations and staffing levels of the MDSCs may be increased or decreased during the term of this Agreement as a result of changes in the mental health care needs of the Beneficiary population or changes in ASES requirements. Any request for such changes will be reasonable and sent by Humana PR to APS PR in writing. Upon receipt of such request(s), APS PR agrees to implement the changes within sixty (60) days. Sixty (60) days after any change in the quantity, locations or staffing levels of the clinics is requested by Humana PR, the Performance Standards will be automatically amended to reflect the requested change. APS PR shall also ensure that Beneficiaries have access to telephone consultations with appropriately licensed mental health professionals on a 24-hour-per-day basis to respond to inquiries regarding the mental and behavioral health condition of Beneficiaries and to direct Beneficiaries to appropriate facilities. Without limiting the generality of the foregoing, APS PR will contract hospital and ambulatory facilities as needed to guarantee hospitalization, partial hospitalization and ambulatory care for all members.

2.1.2.      AGREEMENTS WITH PROVIDERS

      APS PR shall enter into an appropriate APS PR Provider Services Agreement with each APS PR Provider in forms comparable to, and consistent with, the terms and conditions established in this Agreement. Such agreements shall comply in all respects with this Agreement, and their form and content shall be subject to Humana PR's prior review and approval. Each APS PR Provider Services Agreement shall include specific provisions that are necessary to comply with all applicable terms and conditions of the Health Insurance Contract. APS PR shall ensure that each APS PR Provider Services Agreement expressly states that all of the terms of this Agreement and the Health Insurance Contract shall be deemed to be incorporated in each such APS PR Provider Services Agreement to the same extent as if fully set forth therein. APS PR agrees, and shall require APS PR Providers to agree that in the event of any conflict or inconsistency between this Agreement and the Health Insurance Contract, on the one hand, and APS PR Provider Services Agreements, on the other hand, that the terms of this Agreement and the Health Insurance Contract shall control. In the event that APS PR enters into an APS PR Provider Services Agreement with an APS PR Provider that is a corporation, partnership, or other entity rather than an individual Physician or provider, APS PR agrees, and shall require APS PR Providers and all such entities to agree, that all of the terms of this Agreement and the Health Insurance Contract applicable to APS PR Providers shall apply to all such entities. APS PR agrees to notify Humana PR of any material change(s) to the aforementioned agreements at least thirty (30) days prior to implementing such change(s), during which period, Humana PR may object to the change(s). Humana PR's notice of objection shall not preclude APS PR's implementation of such change(s), but APS PR agrees that any such change(s) shall not be contrary to, in violation of, or inconsistent with the terms of this Agreement. In the event Humana PR notifies APS PR of its objection, both parties agree to make a good


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      faith effort to resolve such dispute in a timely manner. In addition to the appropriate APS PR Provider Services Agreement that APS PR will enter into with each APS PR Provider, APS PR shall include in each APS PR Provider Services Agreement a requirement that the APS PR Provider execute a direct Participating Provider Agreement with Humana PR, and a further provision that the APS PR Provider's failure to so execute a direct Participating Provider Agreement with Humana PR shall be grounds for the termination of the APS PR Provider Services Agreement. APS PR acknowledges that if Humana notifies APS PR that an APS PR Provider has not executed a direct Participating Provider Agreement with Humana PR, then such APS PR Provider may not provide any services to the Beneficiaries for compensation by APS PR or Humana PR if Humana PR so directs (Humana PR may waive this requirement on a case-by-case basis in its sole discretion).

      2.1.3 CONTRACT PROVIDERS; STANDARD OF CARE

      Mental and Behavioral Health Services shall only be performed by APS PR Physicians and other APS PR Providers under contract with APS PR. All such Mental and Behavioral Health Services shall be consistent with the accepted standards of medicine and professional practice, and shall be performed in accordance with applicable laws, rules, regulations, licensing and accrediting standards of governmental and quasi-governmental agencies, and the code of ethics and conduct promulgated by the American Medical Association, the COLEGIO DE CIRUJANOS MEDICOS DE PUERTO RICO, EL COLEGIO DE CIRUJANOS DENTISTAS DE PUERTO RICO and similar professional associations.

2.2.  LICENSURE, CERTIFICATION AND ACCREDITATION

2.2.1.      APS PR

      APS PR represents and warrants that it has obtained and shall maintain any and all licenses, certificates and/or approvals required under the laws, rules and regulations of the Commonwealth of Puerto Rico and the United States of America for the performance by APS PR of its duties and obligations under this Agreement.

2.2.2.      APS PR PROVIDERS

      APS PR shall require APS PR Providers, and all employees of APS PR and/or APS PR Providers required to be so licensed or certified, to procure and maintain for the term of this Agreement such licensure and/or certification as is required under Humana PR's policies and procedures, under the terms and conditions of this Agreement, and in accordance with all applicable state and federal laws. APS PR shall notify and/or shall require APS PR Providers to notify APS PR immediately of any changes in licensure or certification status of APS PR Providers, and their respective employees as applicable, and APS PR shall promptly forward such information to Humana PR.

2.3.  APS PR PROVIDERS GENERALLY

2.3.1.      CREDENTIALING

      APS PR acknowledges and agrees and shall require APS PR Providers to acknowledge and agree that all APS PR Providers who will provide mental and substance abuse services to Members hereunder are required to be credentialed, and


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      shall be subject to the credentialing process prior to receiving status as an APS PR Provider. APS PR agrees to comply with the credentialing and recredentialing policies, procedures and criteria established by Humana
      PR, and to cause each APS PR Provider to comply with such credentialing, recredentialing and accreditation policies, procedures and criteria as are applicable to such APS PR Provider. APS PR and Humana PR acknowledge that Humana PR has delegated certain credentialing activities to APS PR pursuant to the Credentialing Delegation Agreement attached hereto as Attachment D (the "Credentialing Delegation Agreement"). Subject to the further requirements of Section 3.1 hereof, for so long as the Credentialing Delegation Agreement is in force, APS PR shall conduct the credentialing and recredentialing of APS PR Providers pursuant thereto.
      APS PR shall ensure that no APS PR Provider renders Mental and Behavioral Health Services to Beneficiaries unless such APS PR Provider shall have been credentialed and/or re-credentialed, as the case may be, as required by the Credentialing Delegation Agreement and Humana PR's policies and procedures. APS PR shall have a continuing duty and obligation to immediately report any error, omission, change, or misrepresentation in the information contained in each APS PR Provider's credentialing application and to prevent any APS PR Provider who no longer qualifies to render services under this Agreement from providing Mental and Behavioral Health Services to any Beneficiary. All facilities that are APS PR Providers (e.g., hospitals) shall comply at all times with the applicable licensing and certification regulations of the Commonwealth of Puerto
      Rico, U.S. Department of Health and Human Services, Health Care Financing Administration, the Department of Health of Puerto Rico, ASES and all applicable accrediting organizations.

2.3.2.      POLICIES AND PROCEDURES

      APS PR agrees and shall require APS PR Providers to agree to abide by all quality assurance, quality improvement, accreditation, risk management, utilization review, credentialing, recredentialing, grievance and appeals, and other administrative policies and procedures established and revised by Humana PR from time to time. APS PR shall be notified of any revisions to the policies and procedures and they shall become binding upon APS PR and APS PR Providers thirty (30) days after Humana PR has notified APS PR, but Humana PR agrees that any such revisions shall not be contrary to, in violation of, or inconsistent with the terms of this Agreement and the Health Insurance Contract. Any revisions affecting APS PR and/or APS PR Providers shall not be discriminatory and shall apply to all providers similarly situated.

2.3.3.      CONTINUING PROFESSIONAL EDUCATION

      APS PR Providers shall participate in such programs of continuing education as required by their specialty in the Commonwealth of Puerto Rico and to maintain competence and proficiency in their area of practice. All APS PR Providers must complete at least 16 hours of orientation, education and familiarization with different aspects of the Health Insurance Contract. In each year, fifty percent (50%) of such hours must be completed on or before the expiration of the first six (6) months of the year and the remaining fifty percent (50%) during the following six months. Failure to participate in these programs may be cause for termination of a provider's eligibility to be an APS PR Provider under the Health Insurance Contract.


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2.3.4 OWNERSHIP DISCLOSURE

      Simultaneously with the execution of this Agreement, APS PR shall, and shall require its APS PR Providers to, submit to Humana PR a completed Ownership Disclosure Form in the form attached as Attachment C hereto. APS PR agrees, and shall cause its APS PR Providers to agree that Humana PR shall have the right, at its sole discretion, to prohibit or restrict APS PR and/or APS PR Providers from referring Beneficiaries to health care providers in which APS PR or its Principals have an ownership or managerial interest.

      2.3.5.   DUTY TO NOTIFY

      APS PR shall immediately notify Humana PR, and shall cause each affected APS PR Provider to immediately notify Humana PR, if

      (a) the hospital staff privileges of any APS PR Physician or any APS PR Provider are terminated or restricted to any material extent;

      (b) the DEA permit of any APS PR Physician or other APS PR Provider is terminated or restricted to any extent;

      (c) the license of any APS PR Provider or any APS PR Physician to provide health care services in the Commonwealth of Puerto Rico or any other jurisdiction is terminated or restricted to any extent;

      (d) any regulatory or accrediting organization (including, in the case of hospitals, the Joint Commission on Accreditation of Health Care Organizations) undertakes any action that would materially impair the ability of APS PR, any APS PR Physician or APS PR Provider to provide and/or arrange for provision of Mental and Behavioral Health Services to Beneficiaries;

      (e) the right of any APS PR Physician or any APS PR Provider to participate in the Medicare, Medicaid or Reform Programs is terminated or restricted to any extent;

      (f) any adverse action by a governmental body is undertaken against APS PR, any APS PR Physician or an APS PR Provider;

      (g) APS PR, any APS PR Physician, or an APS PR Provider receives notice of intent to file or actual filing of any litigation pertaining to a Beneficiary or pertaining to or alleging professional liability of APS PR, an APS PR Physician, APS PR Provider, or any owner or employee of APS PR, or APS PR Provider; or

      (h) any APS PR Provider ceases to be associated with APS PR, in which case APS PR shall promptly notify Humana PR in writing of such fact, the reason therefor, and the financial status of such APS PR Provider as of the date the provider ceases to be associated with APS PR (i.e., whether APS PR or APS PR Provider owe or claim to owe any sum to the other).

      (i) Any of the information set forth in the Ownership Disclosure Form(s) submitted to Humana PR pursuant to Section 2.3.4 hereof has changed or requires updating.

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2.3.6 COMPLIANCE WITH LAWS

      APS PR represents and warrants to Humana PR, and APS PR shall cause each APS PR Provider to represent and warrant for the benefit of Humana PR in its APS PR Provider Services Agreement, that it is in compliance with all applicable local, federal and Commonwealth of Puerto Rico laws relating to the provision of medical services, including, without limitation, the Federal Clinical Laboratory Improvement Act and other acts, as applicable.

2.4.  REFERRALS TO OTHER PARTICIPATING PROVIDERS

      Subject to a Beneficiary's right to choose among APS PR Providers, APS PR shall require APS PR Providers to refer Beneficiaries only to other APS PR Providers or to Participating Providers, to obtain the approval of Humana PR prior to any such referral unless it is a referral to receive a Mental or Behavioral Health Service or unless Humana PR shall have otherwise provided in writing. In the event that services (other than Mental or Behavioral Health Services) are required by a Beneficiary are not available from APS PR Providers or other Participating Providers, other providers may be utilized as permitted by Humana PR's policies and procedures. Humana PR will periodically furnish APS PR and APS PR Providers with a current listing of Participating Providers. If APS PR, or an APS PR Provider refers a Beneficiary to a health care provider in a manner contrary to this Agreement, the cost of such services shall be the financial responsibility solely of APS PR or the APS PR Provider and Humana PR, at its option, may offset such payment liability from amounts otherwise due APS PR pursuant to this Agreement.

2.5.  HOSPITAL ADMISSIONS

      In cases where a Beneficiary requires a non-Emergency hospital admission (other than an admission for a Mental or Behavioral Health Service), APS PR and APS PR Providers shall secure prior authorization from Humana PR for such admission. In such case, APS PR Providers shall abide by Humana PR's policies and procedures regarding appropriate length of stay. If an APS PR Provider admits or extends the length of stay of a Beneficiary in a manner contrary to the above, the cost of such services shall be the financial responsibility of APS PR, and Humana PR may offset such liability from the amounts otherwise due APS PR pursuant to this Agreement. In the event a Beneficiary requires an Emergency hospital service, APS PR shall ensure that the hospital renders Emergency care to stabilize the Beneficiary without delay for any reason, and immediately contacts the Beneficiary's PCP to enable the PCP to determine the course of medical treatment appropriate to the Beneficiary's medical condition. In the event the Beneficiary requires an Emergency admission for any reason other than for a Mental or Behavioral Health Service, APS PR shall contact Humana PR for authorization or ensure that the hospital contacts Humana PR for authorization within 24 hours of admitting the Beneficiary to obtain review and approval of the admission from Humana PR.

2.6.  "COVERING" PHYSICIANS

      In compliance with the requirements of this Agreement for Emergency care on a 24-hour-per-day, 7-day-per-week basis, APS PR shall establish and shall require all APS PR Physicians to establish in writing in advance appropriate "covering" relationships with Covering Physicians. APS PR shall ensure, and shall require APS PR


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      Physicians to ensure, that Covering Physicians shall have met all the credentialing requirements of Humana PR and shall have been approved in writing by Humana PR to render Covered Services to Beneficiaries prior to rendering such services hereunder. APS PR and APS PR Physicians shall require that the Covering Physicians agree to be bound by all of the provisions of this Agreement including, without limitation, those relating to Humana PR's policies and procedures. APS PR and APS PR Physicians shall also require that Covering Physicians cooperate with and accept the findings of and agree to be bound by Humana PR's peer review and Beneficiary grievance procedures as they relate to services provided to Beneficiaries, and that such Covering Physicians will seek authorizations as described in Humana PR's policies and procedures. APS PR shall ensure that Covering Physicians will not, under any circumstances, bill Beneficiaries (except for Copayments). Humana PR shall have the obligation to make payment to any Covering Physician for which a valid invoice, or portion thereof, is outstanding for more than 30 days. Humana PR will provide notice to APS PR and/or APS PR Physician of its intention to make payment of such claims. Humana PR may deduct and offset against any such payments from any amounts otherwise due APS PR pursuant to this Agreement.

2.7.  NON-COVERED SERVICES

      Humana PR shall in no event be financially responsible for any non-Covered Service that an APS PR or APS PR Provider renders to a Beneficiary. In the event that an APS PR Provider intends to provide a non-Covered Service to a Beneficiary, the APS PR Provider shall first inform the Beneficiary in writing: (a) of the Medical Necessity of the service to be provided and the medically acceptable alternatives; (b) that the service is not covered under the Beneficiary's Health Plan; (c) that Humana PR will not pay or be financially liable for said service; and (d) that the Beneficiary will be financially liable for such service. In the event that Beneficiary is not so informed, the Beneficiary shall not be liable to APS PR or APS PR Provider for such services. APS PR or APS PR Providers shall not bill Beneficiaries for services that are determined by Humana PR, at its sole discretion, not to be Covered Services unless APS PR Provider has informed the Beneficiary in advance that the services are not Covered Services and has received the Beneficiary's written agreement to be financially liable for those services in accordance with this Section 2.7.

2.8.  PHYSICIAN INCENTIVE PLANS

      Upon request, APS PR agrees to disclose to Humana PR within a reasonable time period not to exceed thirty (30) days, or such lesser period of time required for Humana PR to comply with all applicable state and federal laws, rules and regulations, from such request, all of the relevant terms and conditions of any payment arrangement applicable to reimbursement for services rendered to Medicare and/or Medicaid Members that constitutes a physician incentive plan as defined by HCFA and/or any state or federal law, between APS PR and APS PR Providers upon request. Such disclosure shall be in the form of a certification, or other form as required by HCFA, by APS PR and shall identify, at a minimum: (i) whether services not furnished by the APS PR Provider(s) are included; (ii) the type of incentive plan, including the amount, identified as a percentage, of any withhold or bonus; (iii) the amount and type of any stop-loss coverage provided for or required of the APS PR Providers; and (iv) the APS PR physician Provider(s) patient panel size, broken down by total APS PR physician Providers panel and individual APS PR physician Provider panel size, by the type of insurance coverage (i.e. Commercial HMO, Medicare HMO and Medicaid HMO).


3.    DELEGATION

3.1.  DELEGATION OF CREDENTIALING ACTIVITIES

      APS PR and Humana PR acknowledge that Humana PR has delegated certain credentialing activities to APS PR pursuant to the Credentialing Delegation Agreement attached hereto as Attachment D (the "Credentialing Delegation Agreement"). Such delegation is subject to the following: (i) Such delegation is only on the terms stated in this Agreement and the Credentialing Delegation Agreement; (ii) Humana PR retains the right to approve new APS PR Provider and/or facilities and/or sites and to terminate or suspend for cause and/or limit the services for cause of any APS PR Providers or facilities providing Mental and Behavioral Health Services under this Agreement, upon 30 days written notice to APS PR and the affected provider; (iii) Humana PR shall monitor the effectiveness of APS PR's credentialing and reappointment or recertification process pursuant to the Credentialing Delegation Agreement ; (iv) APS PR shall participate with Humana PR in any internal peer review, external audit systems established by Humana PR; and (v) APS PR shall make its credentialing files and records available to Humana PR.

3.2.  DELEGATION OF UTILIZATION MANAGEMENT ACTIVITIES

      APS PR and Humana PR acknowledge that Humana PR has delegated certain utilization management activities to APS PR pursuant to the Utilization Management Delegation Agreement attached hereto as Attachment E (the "Utilization Management Delegation Agreement"). Such delegation is subject to the following: (i) Such delegation is only on the terms stated in this Agreement and the Utilization Management Delegation Agreement; (ii) Humana PR shall approve all existing and new APS PR utilization management, access, availability and triage policies and procedures and to terminate or suspend delegation of utilization management and management of access, availability and triage activities to APS PR under the terms of this Agreement; (iii) Humana PR shall monitor the effectiveness of APS PR's utilization management and access, availability and triage processes; (iv) APS PR shall participate with Humana PR in any internal peer review or external audit systems established by Humana PR; and (iv) APS PR shall make all utilization management and access, availability and triage files and records available to Humana PR.

3.3.  DELEGATION OF MEMBER SERVICES AND QUALITY IMPROVEMENT ACTIVITIES

      APS PR and Humana PR acknowledge that Humana PR has delegated certain member services and quality improvement activities to APS PR pursuant to the Member Services and Quality Improvement Delegation Agreement attached hereto as Attachment F (the "Member Services and Quality Improvement Delegation Agreement"). Such delegation is subject to the following: (i) such delegation is only on the terms stated in this Agreement and the Member Services and Quality Improvement Delegation Agreement; (ii) Humana PR shall approve all existing and new APS PR member service and quality improvement policies and procedures and to terminate or suspend delegation of member service and quality improvement activities to APS PR under the terms of this

      Agreement; (iii) Humana PR shall monitor the effectiveness of APS PR's member service and quality improvement health processes; (IV) APS PR shall participate with Humana PR in any internal peer review or external audit systems established by Humana PR; and (V) APS PR shall make all member service and quality improvement health files and records available to Humana PR.

3.4.  DELEGATION OF TREATMENT RECORD ACTIVITIES

      APS PR and Humana PR acknowledge that Humana PR has delegated certain treatment record activities to APS PR pursuant to the Treatment Record Delegation Agreement attached hereto as Attachment G (the "Treatment Record Delegation Agreement"). Such delegation is subject to the following: (i) such delegation is only on the terms stated in this Agreement and the Treatment Record Delegation Agreement; (ii) Humana PR shall approve all existing and new APS PR treatment record policies and procedures and to terminate or suspend delegation of treatment record activities to APS PR under the terms of this Agreement; (iii) Humana PR shall monitor the effectiveness of APS PR's treatment record processes;
      (iv) APS PR shall participate with Humana PR in any internal peer review or external audit systems established by Humana PR; and (v) subject to applicable legal requirements, APS PR shall make all treatment record health files and records available to Humana PR as requested by Humana PR.

3.5.  CHANGES TO DELEGATED ACTIVITIES

      In the event that changes in any of the policies or procedures described in this Section 3 are required by the terms of a Humana PR health care benefits plan, the Health Insurance contract or other requirements of ASES, state or federal law, regulatory body, or accreditation standards, or otherwise, APS PR shall revise such policies or procedures to comply with such new policy, procedure, law, rule, regulation or accreditation standard. Failure to revise APS PR policies and procedures within time frames required by the above mentioned bodies and/or Humana PR shall be grounds for termination, recession of such delegated activities and/or placement on a Corrective Action Plan with respect to such delegated activities, as applicable, according to the terms of this Agreement and the applicable delegation agreement.


4.    COMPENSATION

4.1.  COMPENSATION FOR MENTAL AND BEHAVIORAL HEALTH SERVICES

      Humana PR shall compensate APS PR for providing the Mental and Behavioral Health Services to the Beneficiaries, as described in this Section 4 and Attachment A hereto. APS PR shall in turn compensate the APS PR Providers for their services to Beneficiaries, pursuant to an existing employment relationship between APS PR and APS PR Provider or pursuant to APS PR Provider Services Agreements between APS PR and each APS PR Provider. APS PR shall provide Humana PR the terms and amounts of all compensation payable to the APS PR Providers, and agrees that such terms will be consistent with the terms of this Agreement and the Health Insurance Contract. Except for Copayments allowed under the Health Insurance Contract and as otherwise expressly provided by this Agreement, APS PR and all APS PR Providers shall accept the compensation payable hereunder and under their respective APS PR

      Provider Services Agreements as payment in full for all Mental and Behavioral Health Services provided by APS PR or the APS PR Providers to the Beneficiaries. APS PR acknowledges and agrees, and shall require the APS PR Providers to acknowledge and agree for the benefit of Humana PR in the APS PR Provider Services Agreements, that the method and system used by APS PR to pay for the services rendered by the APS PR Providers are reasonable, that the negotiated terms do not jeopardize or infringe upon the quality of the services provided, and that the APS PR Providers, including, without limitation, APS PR Physicians, at all times exercise independent judgment in the diagnosis, care, and treatment of and services provided to Beneficiaries. Humana PR reserves the right to require APS PR to make reasonable changes to the proposed payment amounts and/or the providers who receive them in the event that Humana PR determines that the payments are not fair and reasonable pursuant to the requirements of the Health Insurance Contract.

4.2.  CLAIMS AND PAYMENT GENERALLY

      APS PR shall cause the APS PR Providers to submit claims directly to APS PR for all Mental and Behavioral Health Services in a manner consistent with the terms of this Agreement and the Health Insurance Contract. All payments of claims shall be made in accordance with applicable Commonwealth of Puerto Rico and federal statutes and regulations, the Health Insurance Contract, and the policies and procedures of Humana PR.

4.3.  COPAYMENTS

      Beneficiaries may be required to pay applicable Copayments for Mental and Behavioral Health Services at the time services are rendered in the amounts set forth in Attachment A hereto. Beneficiaries are responsible for paying such Copayments to the APS PR Provider, which shall be solely responsible for collection of same. Neither APS PR nor Humana PR shall be responsible for any Copayments which the APS PR Provider failed to collect or any bad debt expense associated therewith.

4.4.  NON-PAYMENTS TO APR PR PROVIDERS

      If APS PR does not pay APR PR Providers for Mental and Behavioral Health Services rendered to the Beneficiaries within 30 days of their submission of a clean claim, Humana PR may pay such APR PR Providers and debit such payment amounts against APS PR's Monthly Payment. In the event that an APR PR Provider notifies Humana PR in writing that it has not been properly paid by APS PR, Humana PR shall notify APS PR, in writing, of the petition received by Humana PR from such APR PR Provider. APS PR shall have 10 business days from the date of receipt of said notification to submit to Humana PR any objections to the petition filed by the APR PR Provider with Humana PR. In the event APS PR objects to the petition filed by the APR PR Provider, Humana PR, at its sole discretion shall determine the validity of the objection and make its determination, which shall be final and binding on all parties. If Humana PR determines that payment is due, Humana PR will make payment no later than 30 days from the conclusion of the above described procedure for the total amount of money owed to the APR PR Provider by APS PR, which amount shall be deducted by Humana PR from the next Monthly Payment due to APS PR.

4.5.  MEDICARE BENEFICIARY COMPENSATION

      APS PR Providers who provide medical services to Medicare Beneficiaries must be certified to participate in the Medicare program. APS PR acknowledges and agrees, and shall require the APS PR Providers to acknowledge and agree as follows:

      (a) that payment of Medicare Part B deductibles and coinsurance for physician services that constitute Mental and Behavioral Health Services and are accessed by a Medicare Beneficiary through APS PR is included in the compensation received by APS PR or the APS PR Provider pursuant to Attachment A hereto;

      (b) that payment of Medicare Part B deductibles and coinsurance for Mental and Behavioral Health Services accessed by a Medicare Beneficiary through APS PR and provided in a hospital or clinic will be paid by APS PR.

      (c) that Medicare Part B deductibles and coinsurance for non-physician services provided on an outpatient basis in a hospital or clinic will be billed by the facility to Medicare as bad debt.

      (d) that Medicare Part A deductibles and coinsurance will be billed by the facility to Medicare as bad debt.

4.6.  PROHIBITION AGAINST BALANCE BILLING

      APS PR agrees, and shall require its APS PR Providers to agree for the benefit of Humana PR, that: (i) any payments made by APS PR or Humana PR to an APS PR Provider for Mental and Behavioral Health Services pursuant to this Agreement or the APS PR Provider's APS PR Provider Services Agreement shall constitute payment in full (except for required Copayments) for all Mental and Behavioral Health Services rendered by such APS PR Provider to the Beneficiaries; (ii) any determination made by Humana PR with respect to a dispute or grievance pertaining to Mental and Behavioral Health Services rendered shall be subject to the grievance procedure contained in the Health Insurance Contract; and (iii) neither APS PR nor any APS PR Provider shall be entitled to additional compensation from any Beneficiary for Mental and Behavioral Health Services. APS PR agrees, and shall require the APS PR Providers to agree for the benefit of Humana PR in the APS PR Provider Services Agreements, that in no event including, but not limited to, non-payment by Humana PR, Humana PR's insolvency, or breach of this Agreement, shall APS PR or the APS PR Providers, or any of their representatives or assigns, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against ASES, any Beneficiary, or any person (other than Humana PR) acting on Beneficiary's behalf, or HCFA for services provided pursuant to this Agreement. This provision shall not prohibit APS PR or APS PR Providers from collecting applicable Copayments from Beneficiaries or from collecting compensation for non-Covered Services from Beneficiaries to the extent specifically permitted by
      Section 2.7 of this Agreement. APS PR shall indemnify and hold Humana PR harmless from any costs, including reasonable legal fees, relating to its billing and collection practices or efforts which breach the terms of this
      Section 4.6. APS PR further agrees, and shall require the APS PR Providers to agree for the benefit of Humana PR in the APS PR Provider Services Agreements, that: (a) the provisions of this Section 4.6 shall survive the termination of this Agreement and the termination of the APS PR Provider Services

      Agreements, regardless of the cause giving rise to termination, and shall be construed to be for the benefit of Beneficiaries; and (b) the provisions of this Section 4.6 supersede any oral or written contrary agreement now existing or hereafter entered into between APS PR and the APS PR Providers, on the one hand, and any Beneficiary, on the other hand. APS PR and the APS PR Providers shall not balance bill or render any bill, other than for Copayments, to any Beneficiary.

4.7.  LETTER OF CREDIT

            4.7.1. APS PR shall provide Humana PR with a Letter of Credit (the "Letter of Credit") in the face amount of $1 million (the "Letter of Credit Amount"). A copy of the form of the Letter of Credit is attached hereto as Attachment H. The Letter of Credit Amount shall be reviewed annually and may be decreased with Humana PR's approval. In the event the Letter of Credit is to be decreased as a result of the review described above, APS PR shall cause to be issued a new or amended Letter of Credit to Humana PR for its written approval. The then-current Letter of Credit shall not expire until such new or amended Letter of Credit is delivered to Humana PR and Humana PR has issued its written approval.

            4.7.2. Humana PR may draw down upon the Letter of Credit to satisfy the following obligations of APS PR to Humana PR (collectively, the "Payment Obligations") that are not paid when due: (i) claims due and owing to APS PR Providers that are paid by Humana PR pursuant to Section
      4.4 hereof; (ii) Pharmacy Fund Deficits, as such term is defined in
      Section 2 of Attachment A hereto; (iii) payment obligations of APS PR with respect to the Performance Standards as required by Section 4 of Attachment A hereto; and (iv) any other cash amount determined to be owing by APS PR to Humana PR by agreement of the parties or by appropriate final judicial process.

            4.7.3. Each Letter of Credit, and any drawing instructions contained therein, shall be in form and substance satisfactory to Humana PR and in Humana PR's name, shall be irrevocable, shall be drawn on a financial institution acceptable to Humana PR, and shall be payable at sight and after the date of issuance at such financial institution or a branch or office thereof in Louisville, Kentucky or San Juan, Puerto Rico when accompanied by a written statement or drawing certificate signed by an authorized representative of Humana PR in a form described in the Letter of Credit. Humana PR shall give APS PR at least five days written notice before presenting any sight draft to draw down on the Letter of Credit.

            4.7.4. In the event Humana PR has received notice of non-renewal from the issuer of the Letter of Credit within ninety (90) days prior to the expiration date of the Letter of Credit, or within ninety (90) days prior to the expiration date of any succeeding renewal period pertaining to a Letter of Credit, APS PR shall have three (3) business days to obtain a renewal or a replacement Letter of Credit issued in accordance with the terms hereof. In the event that a renewed or replacement Letter of Credit is not provided by APS PR to Humana PR within such time period, Humana PR may immediately draw down the entire amount, or balance thereof, of the Letter of Credit. In addition, such failure to renew or replace the Letter of Credit shall constitute a default by APS PR under this Agreement, and Humana PR may thereafter terminate the APS PR Agreement effective upon the expiration date of the Letter of Credit or thirty (30) days notice to APS PR, and hold all proceeds of the Letter of Credit until completion of the final settlement under the terms of this Agreement.

            4.7.5. In the event Humana PR at any time draws down upon the Letter of Credit, APS PR shall, within fifteen (15) business days of the satisfaction of the draw by the issuer, replenish the Letter of Credit by an amount equal to the amount of the draw. In the event that the Letter of Credit is not replenished in such amount within such time period, Humana PR immediately may draw down the balance of the Letter of Credit. In addition, such failure to replenish the Letter of Credit shall constitute a default by APS PR under this Agreement, and Humana PR may thereafter terminate this Agreement effective upon the earlier of the expiration date of the Letter of Credit or ninety (90) days following the end of the three
      (3) business day period described above.

            4.7.6. If at any time Humana PR determines that of APS PR's Payment Obligations exceed the Letter of Credit Amount, Humana PR shall give written notice to APS PR of such fact, together with its calculations thereof, and APS PR shall have fifteen (15) business days following such notice to increase the Letter of Credit Amount by an amount equal to the amount of the Payment Obligations that are in excess of the Letter of Credit Amount. In the event APS PR does not increase the Letter of Credit by such amount within the fifteen (15) business day period described above, such failure shall constitute a default by APS PR under this Agreement, and Humana PR may draw upon the entire amount of the Letter of Credit and thereafter may terminate this Agreement effective upon the earlier of the expiration date of the Letter of Credit or upon thirty (30) days written notice of termination to APS PR.

            4.7.7. Notwithstanding anything to the contrary in this Agreement, Humana PR may upon written notice to APS PR upon the failure of APS PR to provide a Letter of Credit, or replacement or amendment thereof, or to replenish a drawn upon Letter of Credit, as required by this Agreement, and without prejudice to any other rights of Humana PR stated herein, offset any part or all of APS PR's Monthly Payments from Humana PR under the terms of this Agreement up to the Letter of Credit Amount.


5.    BENEFICIARY RELATIONS

5.1.  BENEFICIARIES' RIGHT OF FREE SELECTION

      In the event that APS PR or an APS PR Provider determines that it is necessary to refer a Beneficiary to another APS PR Provider for Mental and Behavioral Health Services, including Pharmacy goods and services, the Beneficiary shall be entitled at any time to freely select the APS PR Provider to which he will be referred from within the panel of appropriate APS PR Providers contracted by APS PR. The Beneficiary also shall be entitled to subsequently change such APS PR Provider at any time in accordance with Humana PR's administrative procedures for changing providers.

5.2.  BENEFICIARY ELIGIBILITY

      5.2.1. DISENROLLMENT.

      APS PR Providers shall not render services pursuant to this Agreement to any individual who has ceased to be a Beneficiary or is otherwise not eligible to receive Covered Services pursuant to the Health Plan (unless such individual has executed a conversion contract), except that if a Beneficiary is admitted to a hospital on or before the date of the Beneficiary's disenrollment from the Health Plan, and continues to be hospitalized after the date of disenrollment, APS PR and APS PR Providers shall continue to render all Mental and Behavioral Health Services to that Beneficiary, and receive the compensation set forth in Attachment A for that Beneficiary, until the end of the next month immediately following the Beneficiary's disenrollment date or the Beneficiary's discharge from the hospital, whichever occurs first.

      5.2.2. ELIGIBILITY VERIFICATION.

      Except as otherwise expressly provided in this Agreement and in the policies and procedures of Humana PR, APS PR and every APS PR Provider must verify the eligibility and enrollment status of each Beneficiary prior to rendering any Covered Service to the Beneficiary and each time that a Covered Service is to be provided. Humana PR shall establish the procedures by which APS PR and APS PR Providers shall verify the eligibility and enrollment status of the Beneficiary, which may include on-line computer verification and/or telephone verification. In the event that an APS PR Provider renders services to an individual and Humana PR subsequently determines that such individual was not entitled to receive services, Humana PR shall notify APS PR of such individual's ineligibility. If Humana PR is not paid, or if ASES seeks retroactive reimbursement for such ineligible individual, Humana PR shall recover payments made to APS PR and/or APS PR Providers pursuant to this Agreement for such individual retroactive to the date of ineligibility and shall have no liability to APS PR and/or APS PR Providers for any services rendered as of or subsequent to the date of ineligibility. In any event, Humana PR's obligation to make payment under this Agreement shall be conditioned on its receipt of payment from ASES. The parties acknowledge and agree that the monthly remittance advices from Humana PR to APS PR and to APS PR Providers are subject to adjustment, deduction and offset in fulfillment of the requirements of this Agreement and the Health Insurance Contract.

5.3.  APS PR PROVIDERS LISTINGS

      5.3.1. PROVIDER LIST.

      APS PR will furnish Humana PR with a current listing of all APS PR Providers, and shall immediately notify Humana PR of any changes, additions, or deletions to such list. In addition, APS PR shall provide Humana PR with 30 days prior written notice or, if APS PR has less than 30 days notice, immediately, if an APS PR Provider and/or any Physician associated with or employed by an APS PR Provider terminates its relationship with APS PR or APS PR Provider such that it will not be available to provide Mental and Behavioral Health Services to Beneficiaries. Humana PR may request, at any time, that APS PR remove an APS PR Provider from the panel of APS PR Providers offered to Beneficiaries, as determined by Humana PR in the exercise of its sole discretion, and APS PR shall immediately honor Humana PR's request.

      5.3.2. USE OF INFORMATION.

      Humana PR may include in its provider directory the names of APS PR, and APS PR Providers and their addresses, phone numbers, types of practice, board and certification status, hospital affiliations, as may be applicable, and an indication of APS PR Providers' willingness to accept additional Beneficiaries. APS PR may publish the fact that it is a contracted provider of Humana PR, subject to Humana PR's prior written approval. APS PR shall submit for approval, and Humana PR must approve any print or electronic media advertisement, announcement, or other item which references Humana PR in any way prior to publication or dissemination by APS PR or any APS PR Provider. Humana PR may require that APS PR and APS PR Provider post signage to indicate its affiliation with and participation in the Plan. APS PR and APS PR Provider may use the logo or service mark of Humana PR only when approved in advance by Humana PR for the specific use. The parties acknowledge that Humana PR has a proprietary interest in its logo and service mark and would be substantially harmed by any unauthorized use. Humana PR may use the logo or service mark of APS PR only when approved in advance by APS PR for the specific use. The parties acknowledge that APS PR has a proprietary interest in its logo and service mark and would be substantially harmed by any unauthorized use.

      5.3.3. COMMUNICATION WITH BENEFICIARIES

      APS PR acknowledges and agrees, and shall require APS PR Providers to acknowledge and agree, that any communications between APS PR and/or APS PR Providers and Beneficiaries, other than those relating to the Mental and Behavioral Health Services and other Covered Services rendered to the Beneficiaries, requires the prior written approval of Humana PR.


6.    ADMINISTRATION

      6.1.  APPLICATION OF HEALTH INSURANCE CONTRACT TO THIS AGREEMENT

      All of the terms of the Health Insurance Contract applicable to APS PR shall be deemed to be incorporated in this Agreement to the same extent as if fully set forth herein. APS PR agrees, and shall require APS PR Providers to agree that in the event of any conflict or inconsistency between the Health Insurance Contract and this Agreement, the terms of the Health Insurance Contract shall control, and APS PR and APS PR Providers agree to be governed and abide thereby. The provision of Mental and Behavioral Health Services by APS PR and APS PR Providers pursuant to this Agreement, in consideration for the compensation described in Attachment A, constitutes a direct obligation on the part of APS PR and APS PR Providers to comply with all of the terms and conditions of the Health Insurance Contract if applicable to APS PR and to APS PR Providers.

      6.2.  ADMINISTRATIVE PROCEDURES

      Humana PR shall make available to APS PR its policies and procedures in the areas of eligibility verification, service data reporting, pre-authorization and authorization of referrals for services, record keeping, reporting and other administrative duties of APS PR and APS PR Providers under this Agreement. APS PR agrees to abide by these procedures and shall require APS PR Providers to agree to abide by these procedures for the benefit of Humana PR in APS PR Provider Services Agreements; provided, however, that such procedures are not in violation of any existing law or regulation.

6.3.  COORDINATION OF BENEFITS

      6.3.1. COOPERATION OF APS PR PROVIDERS

      Humana PR and APS PR will cooperate, and APS PR will require the APS PR Providers to cooperate to the fullest extent possible to evaluate possible subrogation claims and to coordinate benefits in accordance with the U.S. National Association of Insurance Commissioner's (NAIC) guidelines. Subject to applicable legal requirements, Humana PR will provide APS PR and APS PR Providers with access to all coordination-of-benefits information available to Humana PR. Without limiting the generality of the foregoing, the parties will cooperate to the fullest extent possible to:

      (a) Determine whether the Beneficiary has other insurance coverage in addition to Humana PR;

      (b) Determine the Beneficiary's primary and secondary payor, in accordance with NAIC's guidelines; and

      (c)   Secure reimbursement from the primary payor.

6.3.2.      COLLECTION OF BENEFIT PAYMENTS

      In cases where a Beneficiary has coverage, other than with Humana PR, which requires or permits coordination of benefits from a third party payor in addition to Humana PR, Humana PR will coordinate its benefits with such other payor(s) with the assistance and participation of APS PR. Humana PR, when appropriate for services reimbursed by Humana PR under an applicable fee for service schedule, will pay APS PR the amount actually paid to Humana PR by the other payor(s). Any recoveries made by Humana PR, less recovery costs, as a result of Humana PR's coordination of benefits will be credited to APS PR. In the event Medicare is the primary payor, Humana PR shall pay APS PR and/or APS PR Providers, as applicable, the amount of deductible, coinsurance and/or other plan benefits which are not covered services under Title XVIII of the Social Security Act, as amended, subject to the benefit limits and rates of the applicable health benefits contract. Humana PR will in all cases coordinate benefits payments in accordance with applicable statutes, laws and regulations and in accordance with its health benefits contracts.

6.4.  APS PR ADMINISTRATIVE STAFF

      APS PR will staff an office in San Juan with clinical and administrative personnel appropriate to the scope of its responsibilities hereunder and the efficient delivery of the Mental and Behavioral Health services. APS PR shall appoint an administrative staff liaison to resolve operational issues in accordance with the terms and conditions of this Agreement. APS PR shall designate an APS PR Medical Director to assist and work with Humana PR's Medical Director in implementing and conducting Humana PR's policies and procedures and resolving other issues related to the delivery of health services that may arise from time to time. APS PR's Medical Director will attend Humana PR medical affair staff meetings. The APS PR Medical Director may also be required to participate on the Humana PR Peer Review Committee.

      6.5.  HUMANA PR REPRESENTATIVE

      Humana PR will designate a representative who will be available during normal business hours to respond to inquiries from APS PR.

      6.6.  COOPERATION IN ACCREDITATION/CERTIFICATION

      APS PR agrees to implement all activities necessary for external accreditation/certification of Humana PR by the National Committee for Quality Assurance (NCQA) or any other similar organization selected by Humana PR or designated by an agency with jurisdiction over Humana PR; provided that such activities do not require APS PR to incur substantial additional expense.

      6.7.  BENEFICIARY GRIEVANCES

      APS PR and APS PR Providers agree to be governed and abide by Humana PR's grievance policies and procedures and the Health Insurance Contract's grievance procedure unless such procedures are preempted by any duly enacted law or regulation promulgated by ASES or any other governmental agency or department with jurisdiction over the parties. APS PR and APS PR Provider shall cooperate with Humana PR in resolving any Beneficiary grievances related to the provision of services to Beneficiaries. In this regard, APS PR and APS PR Providers agree to notify Humana PR within 5 business days whenever a Beneficiary files an informal or formal complaint or grievance, or legal action, against APS PR or an APS PR Provider. APS PR and APS PR Providers shall make every reasonable effort to promptly resolve any informal or formal complaint or grievance within 5 days. APS PR and APS PR Providers shall refer Beneficiaries who have complaints regarding health services, provider relations, benefits, or any other aspect of service to Humana PR's Member/Beneficiary Services Department. APS PR and the affected APS PR Provider shall cooperate with Humana PR in the investigation of any complaint, grievance or legal action, in accordance with Humana PR's grievance procedures. Upon request by Humana PR, APS PR and APS PR Provider shall provide full details of the nature, circumstances and disposition of any such complaint, grievance or legal action to Humana PR or its legal representative. APS PR and APS PR Provider agree to comply with and be bound in the disposition of all grievances or complaints, by the Health Insurance Contract grievance procedure.

6.8.  INSURANCE

      6.8.1. APS PR AND APS PR PROVIDERS

      APS PR shall obtain and maintain, and shall require APS PR Providers to agree to obtain and maintain in full force and effect at all times during the term of this Agreement such policies of general and professional liability insurance as shall be necessary to insure APS PR and APS PR Providers and their employees, contractors and agents against any claim or claims for damages arising by reason of personal injuries or death occasioned, directly or indirectly, in connection with the performance of any service by APS PR or APS PR Providers. The amounts and extent of such professional liability insurance coverage shall be subject to the approval of Humana PR and shall not be less than $100,000 per occurrence, $300,000 per policy period or as otherwise required by applicable laws or regulations. In addition, APS PR shall obtain and maintain adequate insurance of types and in amounts determined by Humana PR as reasonably necessary which shall include, but not be limited to, obtaining and maintaining professional and general liability insurance in amounts no less than $300,000 per occurrence combined single limit or as otherwise required by applicable laws or regulations. APS PR and APS PR Providers shall provide Certificates of Insurance to Humana PR upon request. Both parties shall obtain worker's compensation insurance to cover all employees as required by applicable law of the Commonwealth of Puerto Rico. APS PR and APS PR Providers further agree to provide Humana PR not less than 30 days prior written notice of cancellation or termination of any of APS PR's or APS PR Provider's insurance policies. In the event of such cancellation and/or termination, Humana PR may terminate this Agreement effective immediately upon APS PR or APS PR Providers' receipt of written notice from Humana PR. In addition, Humana PR may require APS PR to terminate any APS PR Provider immediately in the event a policy of insurance of an APS PR Provider is canceled or terminated. APS PR shall notify, and shall cause APS PR Providers to agree to notify Humana PR immediately whenever a Beneficiary' files a complaint, claim or a notice of intent to commence legal action against Humana PR, APS PR or APS PR Providers. Upon request by Humana PR, APS PR or APS PR Providers agree to provide full details of the nature, circumstances and disposition of such claims to Humana PR or its legal representative. APS PR shall report and shall cause APS PR Providers to report all Incidents to Humana PR within 5 days of their occurrence. Such reports shall be filed on forms provided by Humana PR and in compliance with Humana PR's policies and procedures. The parties agree to adhere to and be bound by the common law and statutory principles of indemnification and contribution as they exist in the Commonwealth of Puerto Rico.

      6.8.2. HUMANA PR

      At all times, Humana PR will maintain such policies of comprehensive general liability insurance and other insurance or self insurance, as shall be necessary to insure Humana PR against any claim or claims for damages arising in connection with the performance of Humana PR's responsibilities under this Agreement and the Health Insurance Contract. If requested by APS PR, Humana PR shall provide APS PR evidence of such coverage upon execution of this Agreement and thereafter at reasonable intervals as requested by APS PR during the term of this Agreement. This clause shall survive for a period of time not less than the applicable Statute of Limitations in the Commonwealth of Puerto Rico.

6.9.  INDEMNIFICATION

      6.9.1. BY APS PR

      APS PR shall indemnify and hold ASES and Humana PR harmless from and against any and all debts of APS PR, and from any and all debts, claims, damages, costs, causes of action, expenses or liabilities, including reasonable attorney's fees and court costs, to the extent proximately caused by or which may arise out of and/or be incurred in connection with, any negligent or other wrongful conduct by APS PR arising from this Agreement, APS PR's failure to pay any sums due by it to its providers, or any other material breach of this Agreement. This Section 6.9.1 shall survive the termination of this Agreement regardless of the cause of termination, including the insolvency, bankruptcy or liquidation of APS PR.

      6.9.2. BY APS PR PROVIDERS

      APS PR shall cause each APS PR Provider in its APS PR Provider Services Agreement to agree to indemnify and hold ASES and Humana PR harmless from and against any and all debts of the APS PR Provider, and from any and all debts, claims, damages, costs, causes of action, expenses or liabilities, including reasonable attorney's fees and court costs, to the extent proximately caused by or which may arise out of and/or be incurred in connection with, any negligent or other wrongful conduct by the APS PR Provider arising from the APS PR Provider Services Agreement, or any other material breach of the APS PR Provider Services Agreement. This Section
      6.9.2 shall survive the termination of this Agreement regardless of the cause of termination, including the insolvency, bankruptcy or liquidation of the APS PR Provider.

      6.9.3. BY HUMANA PR

      Subject to the provisions and restrictions of the Health Insurance Contract, Humana PR agrees to indemnify and hold harmless APS PR, its appointed boards, officers, employees, and agents, individually and collectively, from all fines, claims, demands, suits or actions of any kind or nature arising by reason of Humana PR's material breach of this Agreement. This Section 6.9.3 shall survive the termination of this Agreement regardless of the cause of termination, including the insolvency, bankruptcy or liquidation of Humana PR.

6.10. CONFIDENTIALITY OF INFORMATION

      6.10.1. COVENANT BY APS PR

      APS PR and APS PR Providers acknowledge and agree that all material provided to them by Humana PR is the property of Humana PR. Neither APS PR nor APS PR Providers shall use such information for any purpose other than to accomplish the purposes of this Agreement. APS PR and/or APS PR Providers shall not disclose or release such material to any third party without the prior written consent of Humana PR or as otherwise provided in the Health Insurance Contract or this Agreement. This prohibition specifically includes, but is not limited to, use of any of the above-referenced materials, directly or indirectly, to further the business purposes of any organization or business including, but not limited to, APS PR, any entity under contract with APS PR, an APS PR Provider, or other health maintenance organization, health insurance company or other health care delivery system or other entity in the business of providing or administering managed health care systems. Upon notice of the termination of this Agreement, APS PR, any entity under contract with APS PR, and APS PR Providers agree to return all such materials, including all copies, whether authorized or not, to Humana PR. This provision shall survive the termination or expiration of any term or provision of this Agreement. The parties agree that any violation of this
      Section 6.10.1 by APS PR, any entity under contract with APS PR, or APS PR Providers will result in irreparable injury to Humana PR. Therefore, in addition to any remedies otherwise available to Humana PR, Humana PR shall be entitled to an injunction enjoining and restraining APS PR, any entity under contract with APS PR, APS PR Providers, and any related individuals or parties from violating this Section 6.10.1. If it is determined that the scope of the provisions of this Section are too extensive to be enforceable, then they shall be modified to be whatever is determined by a court to be reasonable in order to obtain enforcement and the parties hereto agree to accept such determination subject to any appeals. For purposes of this Section 6.10.1, information shall not be considered proprietary if (i) such information is required to be disclosed pursuant to law, provided, however, that Humana PR is provided reasonable advance notice of such disclosure (assuming APS PR has such advance notice), or
      (ii) such information is generally available to the public other than through a violation of this Section 6.10.1 by APS PR and/or APS PR Providers.

      6.10.2. COVENANT BY HUMANA PR

      Humana PR acknowledges and agrees that all material provided to it by APS PR is the property of APS PR. Humana PR shall not use such information for any purpose other than to accomplish the purposes of this Agreement. Humana PR shall not disclose or release such material to any third party without the prior written consent of APS PR as otherwise provided in the Health Insurance Contract or this Agreement. This prohibition specifically includes, but is not limited to, use of any of the above-referenced materials, directly or indirectly, to further the business purposes of any organization or business including, but not limited to, Humana PR. Upon notice of the termination of this Agreement, Humana PR agrees to return all such materials, including all copies, whether authorized or not, to APS PR. This provision shall survive the termination or expiration of any term or provision of this Agreement. The parties agree that any violation of this Section 6.10.2 by Humana PR or any entity under contract with Humana PR will result in irreparable injury to APS PR. Therefore, in addition to any remedies otherwise available to APS PR, APS PR shall be entitled to an injunction enjoining and restraining Humana PR or any entity under contract with Humana PR and any related individuals or parties from violating this Section 6.10.2. If it is determined that the scope of the provisions of this Section 6.10.2 are too extensive to be enforceable, then they shall be modified to be whatever is determined by a court to be reasonable in order to obtain enforcement and the parties hereto agree to accept such determination subject to any appeals. For purposes of this Section 6.10.2, information shall not be considered proprietary if (i) such information is required to be disclosed pursuant to law, provided, however, that APS PR is provided reasonable advance notice of such disclosure (assuming Humana PR has such advance notice), or
      (ii) such information is generally available to the public other than through a violation of this Section 6.10.2 by Humana PR. In addition, Humana PR, its agents, employees, successors and assigns shall at all times maintain the confidentiality of any information obtained from APS PR for invoicing or accounting purposes or otherwise in any form or manner related to services rendered by APS PR including, without limitation, any information contained in patient records, in accordance with the laws of the Commonwealth of Puerto Rico.


7.    REPORTS; ENCOUNTER DATA; RECORDS

      7.1.  REQUIRED REPORTS GENERALLY

      APS PR shall provide Humana PR such reports and other information as are set forth on the list of Required Reports set forth as Attachment I hereto (collectively, the "Required Reports"). APS PR shall deliver the Required Reports to Humana PR with such frequency, in such format and on the dates as are indicated on Attachment I hereto. APS PR shall further require APS PR Providers to cooperate with APS PR and Humana PR in the preparation of such reports and other information. Whenever the preparation and/or delivery of any Required Report shall require the cooperation of Humana PR, Humana PR shall reasonably cooperate with the preparation of such Required Report, and in the event Humana PR does not so cooperate, APS PR shall be excused from providing such Required Report.

      From time to time Humana PR may request that APS PR prepare additional reports not listed in Attachment I ("Ad Hoc Reports"). APS PR shall use its best efforts in good faith to cooperate with Humana PR to prepare and deliver the Ad Hoc Reports as reasonably requested by Humana PR. If Humana PR requests an Ad Hoc Report in response to a request from ASES, then APS PR and Humana PR shall equally bear the cost of preparing such Ad Hoc Report. If Humana PR requests an Ad Hoc Report other than in response to a request from ASES, then Humana PR shall reimburse APS PR for its reasonable costs and expenses incurred in preparing such Ad Hoc Report.

      7.2. ACCESS TO DOCUMENTS, MAINTENANCE OF RECORDS, CLAIMS AND ENCOUNTER REPORTING.

      APS PR agrees, and shall cause APS PR Providers to agree, to maintain adequate and complete medical, business and financial records pertaining to covered Services rendered to Beneficiaries. APS PR agrees, and shall cause each APS PR Provider to agree, to submit all claims and encounter data to APS PR for reporting to Humana PR, in accordance with the requirements of Humana PR's policies and procedures, as amended from time to time. APS PR agrees, and shall cause each APS PR Provider to agree, to comply with such electronic data gathering and other system automation requirements of Humana PR. In addition, all records shall be maintained in a legible manner and filed or stored in an easily retrievable system.

      7.3.  MEDICAL RECORDS

      APS PR and APS PR Providers shall maintain complete records of all services rendered to Beneficiaries, including separate and individual medical files and records for each Beneficiary to record all clinical information, services rendered, procedures ordered, and referrals to other physicians and providers, pertaining to such Beneficiary. The records shall comply with applicable professional standards and shall include, without limitation, notations of personal contacts, primary care visits, consultation reports, reports from referral providers, discharge summaries, diagnostic studies, and such other information as Humana PR may reasonably require. Medical records of Beneficiaries shall be treated as confidential so as to comply with all applicable federal and Commonwealth of Puerto Rico laws and regulations regarding the confidentiality of patient records. APS PR and APS PR Providers shall preserve and retain in readily accessible form the medical records of all Beneficiaries during the term of this Agreement and for a period of seven
      (7) years thereafter or such later time as necessary to complete any pending review or audit of such records is complete or as may be required under the Health Insurance Contract or herein. Upon request from Humana PR and/or a Beneficiary (subject to legal requirements relating to the release of confidential patient information), APS PR agrees and shall require the APS PR Providers to agree to transfer the complete original or an acceptable copy of the medical record maintained by APS PR (if any) for such Beneficiary to another physician or provider. Such transfer or copy of medical record(s) shall be at no cost to either Humana PR or the Beneficiary and shall be made within a reasonable time following the request (which, in the case of a medical emergency, shall not be more than five (5) business days). In the event that Humana PR requires APS PR to transfer copies of the medical records of more than fifty (50) Beneficiaries to Humana PR or any third party for any reason, APS PR will cooperate with and provide access to Humana PR for the purpose of copying such records and Humana PR will bear the financial responsibility for such copies. The provisions of this Section 7.3 shall survive the termination of this Agreement.

      7.4.  BUSINESS AND FINANCIAL RECORDS

      APS PR and APS PR Providers shall also maintain business and financial records to document expenditures and revenues relating to the performance of their duties under this Agreement. APS PR and APS PR Providers shall preserve, and retain in readily accessible form, all such records during the term of this Agreement and for a period of 7 years thereafter or such later time as necessary to complete any pending review or audit of such records is complete or as may be required under the Health Insurance Contract or herein.

      7.5.  HUMANA PR'S RIGHT OF ACCESS TO APS PR RECORDS AND FACILITIES

      Humana PR shall have access at all times during regular business hours, upon prior written demand, to inspect and copy all books, documents, business, financial and medical records of APS PR and APS PR Providers relating to the health care services provided to Beneficiaries, the cost thereof, and to payments received by APS PR Providers from Beneficiaries and from third party payors (the "Records"). Humana PR shall have the right to copy the Records with the written consent of Beneficiaries or otherwise as permitted by law. Humana PR, Commonwealth of Puerto Rico, ASES, federal officials and any authorized representatives of certification and accreditation agencies shall also have the right to inspect, at reasonable times, APS PR's and APS PR Providers' facilities pursuant to Humana PR's quality improvement and peer review procedures, certification and accreditation, and Commonwealth of Puerto Rico and federally mandated procedures. If Humana PR requests copies of the Records from APS PR and/or APS PR Providers to determine Medical Necessity, to administer this Agreement, to fulfill its obligations pursuant to the Health Insurance Contract, or to comply with applicable governmental regulations, the Records shall be copied and delivered to Humana PR at APS PR and/or APS PR Provider's expense. If Humana PR requests copies of the Records from APS PR and/or APS PR Providers for any other purpose, Humana PR shall reimburse APS PR and/or APS PR Providers, as applicable, for the cost of such copies at a commercially reasonable rate.

7.6.  GOVERNMENTAL RIGHT OF ACCESS TO RECORDS

            7.6.1. APS PR and APS PR Providers acknowledge that funds from the State Plan under Title XIX of the Social Security Act Medical Assistance Program (Medicaid) as well as from Title V of the Social Security Act and Mental Health Block Grants are used to finance in part the Covered Services provided pursuant to the Health Insurance Contract. Therefore, APS PR and APS PR Providers shall agree to comply with requirements and conditions of the U.S. Department of Health and Human Services ("DHHS"), HCFA, the Comptroller General of the United States, the Comptroller of Puerto Rico and ASES, as to maintenance of Records. In this regard:

            7.6.2. At all times during the term of this Agreement and for a period of 6 years thereafter, APS PR and APS PR Providers will provide ASES, DHHS, HCFA, the Comptroller of Puerto Rico, the Comptroller General of the United States of America and/or their authorized representatives, access to all Records for the purpose of examination, audit or copying of such Records. In the event APS PR or any APS PR Provider enters into a subcontract to provide any of the Covered Services, such subcontract shall provide that the authorized representatives of ASES, the Health Care Financing Administration, the Comptroller of the Commonwealth of Puerto Rico, and the Comptroller General of the United States of America shall have access to all books, documents, and records relating to the cost of providing such Covered Services. The audits of the Records include examination and review of the sources and applications of funds under this Agreement. APS PR and APS PR Providers shall also furnish access to and permit inspection and audit by ASES, HCFA, the Comptroller of Puerto Rico, the Comptroller General of the United States of America and/or their authorized representatives to any financial Records relating to the capacity of APS PR and APS PR Providers to bear the risk of potential financial losses.

            7.6.3. APS PR and APS PR Providers shall furnish to the Peer Review Organization (PRO), to an accrediting or certification agency, to ASES and to DHHS on-site access to, or copies of patient care Records as needed to evaluate quality of care, subject to applicable law.

            7.6.4. ASES, DHHS and HCFA shall have the right to inspect, evaluate, copy and audit any pertinent Records of APS PR and APS PR Providers to evaluate the services performed, determine the costs of services rendered, amounts paid and amounts payable, reconcile benefits, determine liabilities and review and monitor compliance with this Agreement. Without limiting the generality of the foregoing, ASES shall have access to Participating Providers' Medicare billing data for Beneficiaries covered by this Agreement who are also Part A and Part B Medicare beneficiaries, provided that such access is authorized by HCFA and other related statutory or regulatory provisions.

            7.6.5. APS PR and APS PR Providers shall provide for the review of all Mental and Behavioral Health Services (including both in-patient and out-patient services) for the purpose of determining whether such services meet professionally recognized standards of health care, including whether appropriate services have not been provided or have been provided in inappropriate settings. It shall also provide for review, by random sampling, by ASES, of written complaints, and the results thereof, filed by Beneficiaries or their representatives as to the quality of services provided.

            7.6.6. APS PR and APS PR Providers agree that ASES, DHHS and HCFA may conduct inspections and evaluations, at all reasonable times, through on-site audits, systems tests, assessments, performance review and regular reports, to assure the quality, appropriateness, timeliness and cost of services furnished to the Beneficiaries.

            7.6.7. APS PR and APS PR Providers agree that the right of ASES, DHHS and HCFA hereunder to inspect, evaluate, copy and audit the Records shall survive the termination of this Agreement for a period of 6 years from said termination date unless:

      (a) ASES, DHHS or HCFA determines there is a special need to retain a particular Record for a longer period and notifies APS PR or APS PR Providers, as appropriate, at least 30 days before the expiration of the disposal date;

      (b) Litigation, administrative proceeding or other controversy has arisen between any of the parties, APS PR, or APS PR Providers, in which case the retention period may be extended beyond the retention period set forth above to 3 years from the date of any resulting final resolution or adjudication;

      (c) ASES, DHHS or HCFA determines that there is a reasonable possibility of fraud, in which case it may reopen a final settlement at any time; or

      (d) ASES, DHHS, HCFA, the Office of the Comptroller of Puerto Rico or the Comptroller General of the United States, has initiated an audit or investigation in which case the retention may be extended until the conclusion of the audit and publication of the final report.

            7.6.8. APS PR and APS PR Providers shall permit ASES, DHHS or HCFA to review and audit all Records related to quality appropriateness, timeliness and cost of services rendered, and to demonstrate that the services for which payment was made were provided as claimed and documented in the clinical Record of the Beneficiary in accordance with prevailing professional record-keeping standards.

8.    PROHIBITION AGAINST DISCRIMINATION

      8.1.  NO DISCRIMINATION AGAINST BENEFICIARIES

      APS PR and APS PR Providers, shall observe, protect and promote the rights of Beneficiaries as patients, without regard to race, age, sex, national origin, religion, place of residence, economic status, physical or mental handicap (as defined by Section 504 of the Rehabilitation Act), health status or health care needs, benefit plan or source of payment of such Beneficiaries. APS PR and APS PR Providers acknowledge that it is illegal to inquire of any Beneficiary whether such Beneficiary is receiving benefits provided under Law 72, and agree never to make such an inquiry of any Beneficiary. Neither APS PR nor any APS PR Provider shall deny any Beneficiary access to Covered Services, except for the reasons specified in Article VI, Section 6 of Law 72. Neither

      APS PR nor any APS PR Provider shall unreasonably delay, deny or ration Covered Services to any Beneficiary. APS PR and each APS PR Provider shall post a notice at every place where services are rendered to Beneficiaries stating that public policy prohibits denying, unreasonably delaying or rationing services by participating providers or any other entity related to the rendering of medical care services to the beneficiaries of Law 72. The notice shall also provide information on how a Beneficiary may file a grievance against APS PR or APS PR Provider. APS PR and APS PR Providers shall abide by the access to medical services requirements set forth in the Consolidated Omnibus Budget Reconciliation Act, as codified in the Social Security Act, to the extent such requirements are applicable.

      8.2.  AFFIRMATIVE ACTION

      APS PR and APS PR Providers agree to abide by the non-discrimination and affirmative action requirements of Executive Order 11246, the Vietnam Era Veterans Readjustment Assistance Act of 1974, Section 503 of the Rehabilitation Act of 1973, the Americans with Disabilities Act and the implementing rules and regulations of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, as found in the Code of Federal Regulations, Title 41, Chapter 60.

9.    TERM AND TERMINATION

      9.1.  TERM

      This Agreement shall be effective as of the date set forth on the first page of this Agreement and shall continue in effect for a period of one year thereafter unless earlier terminated in accordance with the terms of this Section 9. Thereafter, the Agreement shall be automatically renewed for an additional term of one year on the anniversary date of the Health Insurance Contract unless either party shall have provided notice to the other party not less than 90 days prior to such anniversary date of its intention not to renew the Agreement. Notwithstanding the foregoing, if the Health Insurance Contract with respect to a particular Health Region is terminated for any reason, then this Agreement shall terminate with respect to the particular Health Region so terminated. In the event that the Heath Insurance Contract is extended beyond its original termination date, then this Agreement may be extended by Humana PR for intervals of thirty (30) days through and including the final termination of the Health Insurance Contract.

      9.2.  TERMINATION BY HUMANA PR

      This Agreement may be terminated by Humana PR at any time: (a) if APS PR breaches any material provision of this Agreement, and fails to cure such breach (if such breach is susceptible of cure) within 15 days of receipt of written notice by Humana PR setting forth the nature of the breach; and
      (b) upon 30 days written notice if APS PR materially breaches any provision of this Agreement and fails to cure such breach (if such breach is susceptible of cure) within 15 days of receipt of written notice by Humana PR setting forth the nature of the breach.

      9.3.  TERMINATION BY APS PR

      This Agreement may be terminated by APS PR if Humana PR breaches any material provision of this Agreement and fails to cure such breach (if such breach is susceptible of cure) within 15 days of receipt of written notice by APS PR setting forth the nature of the breach. In addition, this Agreement may be terminated immediately by APS PR with prior written notice if: (i) there is a material increase in the scope of services, benefit structure, Copayments and/or deductible amounts set forth in the Attachment s hereto and the parties are unable to negotiate a revised compensation schedule at least thirty (30) days prior to the effective date of such increase, (ii) Humana PR is not in compliance with the financial reserve requirements applicable to it under local or federal laws and regulations or by any federal government agency or regulatory authority having jurisdiction over Humana PR's operations; (iii) Humana PR's reinsurance or insolvency policies on behalf of APS PR and/or APS PR Providers is canceled or not renewed and a replacement policy is not obtained and in effect before the expiration or the effective date of cancellation or non-renewal of such reinsurance or insolvency policy.

      9.4.  EFFECT OF TERMINATION

      Upon a termination of this Agreement for whatever reason, the rights of each party hereunder shall terminate, provided however, that such termination shall not relieve APS PR, APS PR Providers or Humana PR of their obligations with respect to: (i) payments accrued to APS PR or APS PR Providers prior to termination; (ii) any breach of this Agreement;
      (iii) APS PR's and APS PR Providers' agreement not to seek compensation from Beneficiaries for Covered Services provided prior to termination or pursuant to this Agreement; and (d) providing medical care and services to Beneficiaries during any interim period between termination and such time when Humana PR can make other medical care and service arrangements, which interim period shall not exceed 90 days or such earlier time as all such Beneficiaries are transferred to other appropriate providers. Humana PR shall compensate APS PR and/or APS PR Providers, as applicable, for such care in accordance with APS PR's then-existing standard fee-for-service rates and otherwise pursuant to the terms of this Agreement. APS PR further agrees, and shall require APS PR Providers to agree, that this
      Section 9.4 shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Beneficiaries and Humana PR, as applicable; and this Section
      9.4 supersedes any oral or written contrary agreement now existing or hereafter entered into between APS PR, APS PR Providers and Beneficiaries, or persons acting on their behalf. In the event of a termination of this Agreement and immediately following Humana PR's receipt of notice of termination, APS PR and APS PR Providers shall cooperate fully with Humana PR in the transfer of Beneficiaries to other health care providers. APS PR and APS PR Providers acknowledge and agree that during any such interim period following notice of termination but preceding the effective date of termination, enrollment in APS PR shall cease.

10.   RELATIONSHIP OF PARTIES

      10.1. INDEPENDENT CONTRACTORS

      In performance of their respective duties and obligations, each of the parties to this Agreement and in regard to any services rendered or performed by either party for covered individuals designated by Humana PR as Members, it mutually is understood and agreed that Humana PR and APS PR and their respective employees and agents are at all times acting and performing as independent contractors and that neither party nor their respective employees and agents, shall be considered the agent, servant,


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

      employee of, or joint venture partner with the other party. Notice to, or consent from, any third party, including a Member or other provider, shall not be required in order to make any termination or modification of this Agreement effective. APS PR is contracting for itself, and as agent for and under authority granted to APS PR by each of the APS PR Providers employed by or under contract with APS PR. The parties acknowledge and agree that neither APS PR nor Humana PR will be liable for the activities of the other nor the agents and employees of the other, including but not limited to, any liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims or demands of any kind or nature by or on behalf of any person, party or governmental authority arising out of or in connection with: (i) any failure to perform any of the agreements, terms, covenants or conditions of this Agreement; (ii) any negligent act or omission or other misconduct; (iii) the failure to comply with any applicable laws, rules or regulations; or (iv) any accident, injury or damage to persons or property.

      10.2. PHYSICIAN-PATIENT RELATIONSHIP

      Nothing contained in this Agreement shall be construed to require APS PR Providers to: (i) recommend any procedure or course of treatment which an APS PR Provider deems professionally unacceptable; or (ii) recommend that Humana PR deny benefits for any procedure or course of treatment. APS PR acknowledges and shall require APS PR Providers to acknowledge that all patient care and related decisions are the sole responsibility of the APS PR Providers and that Humana PR does not dictate or control APS PR Providers' clinical decisions with respect to the medical care or treatment of Beneficiaries. Humana PR shall not intervene in any way or manner with the rendition of medical services by APS PR Providers, it being understood and agreed that the traditional relationship between Physician and patient will be maintained. APS PR agrees, and shall require APS PR Providers to agree, that any determination by APS PR or Humana PR as to whether a particular course of medical treatment constitutes a Covered Service shall not relieve APS PR Providers from providing or recommending such care to Beneficiaries as they deem to be medically appropriate. In the case of a dispute among a Beneficiary, APS PR and/or Humana PR whether a service is a Mental or Behavioral Health Service, the dispute will be resolved following the applicable Humana PR and ASES complaint, grievance and appeals procedure. APS PR and APS PR Providers agree to inform Beneficiaries of their right to appeal any utilization review or coverage determination in accordance with the Health Insurance Contract and the policies and procedures of APS PR, Humana PR and ASES.

      10.3. MORE FAVORABLE AGREEMENTS

      If during the term of this Agreement, APS PR enters into any contract or other arrangement with any other party (a "Comparable Party") under which the APS PR renders and/or provides for the provision of comparable mental and behavioral health services through its APS PR Providers at a discount, differential or other allowance which is more favorable than the payment method or rates set out in Attachment A, then the APS PR shall notify Humana PR immediately, and Humana PR shall be entitled to such discount, differential or other allowance effective as of the effective date of such other contract or arrangement. For the purposes of this Section 10.3, "comparable mental and behavioral health services" means services that are comparable to those offered by APS PR to the Beneficiaries pursuant to this Agreement when the Comparable Party's membership or service population (including age and sex breakdown), cost of service, available providers, historic health service utilization rates


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

      among the serviced membership and other relevant service factors are reasonably comparable to those of Humana PR. This Section 10.3 shall not apply to mental and behavioral health services provided under any government program other than the Reform Program.

      10.4. NON-COMPETITION

      APS PR agrees and shall cause its APS PR Providers to agree that at any time during the term of this Agreement and subsequent to its termination, Humana PR may enter into a direct agreement with APS PR Providers for the provision of medical services by APS PR Providers to members of Humana PR's plans. Nothing in the APS PR Provider Services Agreements or in any other agreement between APS PR and its providers shall prohibit or restrict the right of providers to contract directly with Humana PR, either as a provider or as an owner or promoter of any other health care organization. For the term of this Agreement plus a period of one (1) year commencing on the termination of this Agreement, APS PR shall not, directly or indirectly, in any capacity, for the benefit of any person, within the geographical area consisting of the Commonwealth of Puerto Rico, establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, any person in connection with any prepaid health plan, indemnity health plan, health maintenance organization, preferred provider organization, exclusive provider organization, independent provider association, or any other similar organization or entity (collectively, a "Health Insurer") which does or could be considered to be entitled to bid as a health insurance company for participation in the Puerto Rico Health Reform Program established under Law 72; provided, however, that (i) APS PR may own no more than 5% of the issued and outstanding securities of a publicly-traded company in the above-described industries; and (ii) nothing in this Section 10.4 shall be deemed to prohibit APS PR from providing or arranging for the provision of mental and behavioral health services to any other Health Insurer or directly to any governmental unit in a direct carve-out contract for mental and behavioral health services.

      10.5. APS PARENT GUARANTEE

      American Psych Systems, Inc., the corporate parent of APS PR ("APS), shall guarantee the Payment Obligations of APS PR under this Agreement, on the terms set forth in Attachment J hereto.

      10.6. DISPUTE RESOLUTION

            10.6.1. Any dispute, controversy, or question of interpretation arising out of or relating to this Agreement or any amendments hereto, shall be settled by arbitration in San Juan, Puerto Rico in accordance with the procedures provided in this Section ___.

            10.6.2. Arbitration may be initiated by a party by serving written demand upon the other party or parties. The demand shall specify the issues in dispute and the name of the person designated to act as arbitrator on behalf of the party initiating arbitration. The party or parties receiving the demand shall answer within twenty days of the date demand is made by stating any additional issues in dispute and the name of the person designated to act as arbitrator on behalf of such party or parties. Failure to answer will result in a denial of the issues in the demand, in a waiver of the right to raise additional issues relating to the issues set forth in the demand at any future


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

      date, and in a waiver of the selection of the second arbitrator. If the failure to answer results in the selection of only one arbitrator, that arbitrator, acting alone, shall hear the issues presented for arbitration and render a written decision within twenty days thereof in accordance with all other applicable provisions of this Section 10.6.

            10.6.3. The arbitrators so chosen shall meet within twenty days after the second arbitrator is chosen and shall decide the dispute. If they are not able to resolve the dispute within the twenty-day period, the selected arbitrators shall select a third arbitrator and, if they cannot agree on the third arbitrator within twenty days, the third arbitrator shall be appointed upon their application, or upon the application of either party, by the American Arbitration Association in San Juan, Puerto Rico.

            10.6.4. The arbitrator or arbitrators shall have the broadest powers permitted by law or equity, including the power to grant injunctive relief, order specific performance, and grant other equitable remedies which the arbitrators deem appropriate. The arbitrator or arbitrators shall conduct conferences and hearings, as appropriate, hear arguments of the parties, and take the testimony of witnesses.

            10.6.5. The three arbitrators shall meet and decide the dispute by written decision stating the reasons in support thereof, and shall render an award within sixty days of the demand for arbitration or twenty days of the appointment of the third arbitrator, whichever is later. A decision in which two of the three arbitrators concur shall be binding and conclusive upon the parties, subject to vacation, modification, or correction as permitted by the rules of the American Arbitration Association then in force. If two of the arbitrators shall be unable to concur, the parties shall appoint new arbitrators and a new arbitration shall be conducted. In appointing arbitrators and in deciding the dispute, the arbitrators shall act in accordance with the rules of the American Arbitration Association then in force, subject however, to such limitations as may be placed upon them by the provisions of this Agreement, except that each party may appoint as its arbitrator its own attorney, accountant, employee or officer.

            10.6.6. Any determination rendered in accordance with the provisions of Section 10.6 shall be controlling and decisive of any dispute thereafter arising under this Agreement, and judgment upon, or confirmation of, the determination may be entered in any court of record of competent jurisdiction or application may be made in such court for judicial acceptance of the award and an order of enforcement as the law of such jurisdiction may require or allow. The parties waive all rights of appeal of any order confirming, modifying or correcting a determination or award by the arbitrator or arbitrators. The determination of the arbitrator or arbitrators shall be kept confidential by the parties, unless disclosure is required for purposes of enforcement or required by law.

            10.6.7. The prevailing party in the arbitration shall be entitled to recover reasonable attorneys' fees and costs, including such fees and costs resulting from any action to confirm the award or enforce the judgment resulting therefrom.


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

11.   MISCELLANEOUS

      11.1. MODIFICATION OF THIS AGREEMENT

      This Agreement may be amended or modified in writing as mutually agreed upon by Humana PR and APS PR. This Agreement shall also be deemed to be modified by operation of federal law, the law of the Commonwealth of Puerto Rico, applicable governmental regulations or amendments to or clarification of the Health Insurance Contract by ASES.

      11.2. INTERPRETATION

      The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by applicable law of the Commonwealth of Puerto Rico and federal law. The parties agree that jurisdiction for any legal action regarding this Agreement shall be in the courts of the Commonwealth of Puerto Rico, or the federal courts located in San Juan, Puerto Rico. This Agreement shall not be construed as creating any third party beneficiaries hereto including, without limitation, Beneficiaries or Members, except with respect to the provisions of Section 4.6 hereof. Notice to, or the consent of any person or entity not a party to this Agreement including any Beneficiary or Member shall not be required to effect any modification, amendment or termination of this Agreement.

      11.3. SEVERABILITY

      If any provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions and Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated.

      11.4. WAIVER

      The waiver of any breach of any term, covenant or condition of this Agreement, shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant or condition.

      11.5. ASSIGNMENT

      This Agreement, being intended to secure the services of APS PR and APS PR Providers, shall not be assigned, delegated or transferred by APS PR without the prior written consent of Humana PR, which consent may not be unreasonably withheld. Humana PR may assign this Agreement in whole or in part to any purchaser of all or a substantial portion of the business in respect of which this Agreement is executed, or to any affiliate of Humana PR, provided that the assignee agrees to assume Humana PR's obligations under this Agreement.


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

      11.6. NOTICE

      Any notice required to be given pursuant to the terms and provisions hereof shall be hand-delivered by courier or sent by certified mail, return receipt requested, postage prepaid, or by overnight mail service such as Federal Express, to Humana PR at:

      HUMANA HEALTH PLANS OF PUERTO RICO, INC.
      383 FD Roosevelt Ave.
      San Juan, PR 00918-2131
      ATTENTION: Senior Vice President & CFO
      Facsimile: (787) 282-6290

      with a copy to:

      Humana Inc.
      500 West Main Street
      Louisville, KY 40202
      ATTENTION: Law Department
      Facsimile: (502) 580-3699

      and to APS PR at:

      American Psych Systems, Inc.
      6705 Rockledge Drive
      Suite 200
      Bethesda MD 20817-1850
      ATTENTION: General Counsel
      Facsimile: (301) 493-0777


      Either party may change its address by providing notice as set forth herein. APS PR shall be obligated to inform APS PR Providers of any notices from Humana PR which affect them.

      11.7. HEADINGS

      The headings in this Agreement are inserted merely for the purpose of convenience and do not limit, define or extend the specific terms so designated.

      11.8. ENTIRE AGREEMENT

      This Agreement together with all Attachment s annexed hereto and the applicable provisions of the Health Insurance Contract incorporated herein, contains all the terms and conditions agreed upon by the parties and supersedes all other agreements of the parties, oral or otherwise, regarding the subject matter hereof.


                           [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


HUMANA  HEALTH PLANS OF PUERTO RICO, INC.




By: /s/ Victor Gutierrez
   ----------------------------------------
      Victor Gutierrez, MD, President


AMERICAN PSYCH SYSTEMS OF PUERTO RICO, INC.


By: /s/ Remedios Rodriguez
   ----------------------------------------
      Remedios Rodriguez, CEO


AMERICAN PSYCH SYSTEMS, INC.
(with respect to Section 10.5 only)


By: /s/ Kenneth Kessler
   -------------------------------------------
      Kenneth A. Kessler, MD, CEO & President

                               LIST OF ATTACHMENTS
                                       TO
                 MENTAL AND BEHAVIORAL HEALTH SERVICES AGREEMENT
                                (REFORM PROGRAM)

A.    Compensation to APS PR

B.    Mental and Behavioral Health Services, Exclusions And Deductibles

C.    Ownership Disclosure Form

D.    Credentialing Delegation Agreement

E.    Utilization Management Delegation Agreement

F.    Member Services and Quality Improvement Delegation Agreement

G.    Treatment Record Activities Delegation Agreement

H.    Form of Letter of Credit

I.    Schedule of Required Reports

J.    Form of Corporate Guaranty of American Psych Systems, Inc.


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